Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassoc.com

Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

August 26, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

Transcend Announces Acquisition of Medical Dictation Services, Inc.

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, announced today that it has entered into a definitive agreement to acquire Medical Dictation Services, Inc. (MDI) for $16.2 million.

Founded in 1981, and headquartered in Gaithersburg, Maryland, MDI is a leading medical transcription company with approximately 450 employees providing service to approximately 30 customers located predominantly in the mid-Atlantic region of the United States. For the fiscal year ended March 31, 2009, MDI had unaudited revenue of approximately $13.7 million, and currently has an annualized revenue run rate of approximately $14.3 million. Transcend currently expects the transaction to have almost no impact on earnings per share in the third quarter of 2009 due to transaction costs, and to be accretive to earnings per share beginning in the fourth quarter of 2009. The transaction is expected to close on or about August 31, 2009.

The $16.2 million purchase price consists of $10.2 million in cash payable at closing (less any existing indebtedness assumed and plus or minus certain working capital and tax-related adjustments), $2.0 million in cash payable after receipt of interim financial statements and audited financial statements for the last two fiscal years, a $2.0 million note payable to the selling shareholder due one year after closing, and $2.0 million of Transcend common stock (119,940 shares). The initial cash portion of the purchase price is expected to be funded using a combination of cash on hand and up to $7.0 million in bank term debt.

Larry Gerdes, Chief Executive Officer of Transcend, said, “MDI’s strong presence in the mid-Atlantic region significantly expands Transcend’s national footprint. We are confident that MDI’s culture of excellence and total commitment to customers and employees will help ensure the success of this transaction. We look forward to working together to integrate our operations over the next several months.”

“I recognized that we needed a larger partner to achieve our long-term growth objectives,” said MDI Chief Executive Officer Dorothy Fitzgerald. “A critical concern for me was to find a partner that recognized MDI’s potential and was committed to providing excellent customer service. I am convinced that Transcend is the best partner for MDI, its employees and customers.”

Sue McGrogan, Transcend’s President and Chief Operating Officer added, “I have known Dorothy Fitzgerald for years. Like me, Dorothy is committed to outstanding customer service, which is reflected in her high customer retention rates. In her new role, Dorothy will be President of our MDI subsidiary. She will report to Leo Cooper, Executive Vice President of Sales and Marketing. In order to focus on driving future growth, particularly in the mid-Atlantic region.”

“Upon closing, Transcend’s consolidated annualized revenue run rate will reach approximately $82 million,” said Transcend Chief Financial Officer Lance Cornell. “This transaction shows how we can use a combination of cash on hand and conservative financial leverage to acquire mid-sized medical transcription companies that quickly become accretive to earnings. We expect the integration with Transcend, including the conversion of some of MDI’s business to Transcend’s speech recognition-enabled BeyondTXT platform, to increase MDI’s earnings before interest, taxes, depreciation and amortization (EBITDA) margin as a percentage of revenue from the mid-teens today to 20% or more a year from now.”

KPMG Corporate Finance LLC and Suender M&A Advisors initiated the transaction and co-advised Medical Dictation Service, Inc. KPMG Corporate Finance is a leading middle market adviser serving both domestic and international clients. Suender M&A provides merger and acquisition advisory services to medical transcription, medical coding and other health information management companies throughout the United States.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the electronic medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.